Report of Independent Registered Public Accounting Firm

The Board of Directors
Citibank, N.A.:

We have examined management's assertion, included in the accompanying Appendix
I, that Citibank, N.A. (or "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation
AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-
backed securities, automobile loan or lease-backed securities and student loan-backed securities issued on or after January 1, 2006 for which the
Company provides the following servicing functions:  paying agent, securities administration and trustee; or securities administration and paying agent;
or paying agent and trustee; or paying agent, collectively "Servicing
Functions." (the "Platform"), excluding servicing criteria 1122(d)(1)(i),
1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(4)(i), 1122(d)(4)
(ii) and 1122(d)(4)(iv) through 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities the Company performs with respect to the Platform, as of and for the twelve months ended December 31,
2006.  Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.  Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the
Company during the period covered by this report.  Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the twelve month ended
December 31, 2006 is fairly stated, in all material respects.

                                         /s/ KPMG LLP

Chicago, Illinois
February 28, 2007